Exhibit 4.1

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO BORROWER. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Original Due Date: May 31, 2022

Principal Amount: $2,500,000

SECOND AMENDED AND RESTATED UNSECURED CONVERTIBLE NOTE
DUE MAY 31, 2022

THIS CONVERTIBLE NOTE is a duly authorized and validly issued Note of XPRESSPA GROUP, INC., a Delaware corporation, (the “Borrower”), having its principal place of business at 254 West 31st Street, 11th Floor, New York, New York 10001, due May 31, 2022 (the “Note”).

FOR VALUE RECEIVED, Borrower promises to pay to B3D, LLC, a North Carolina limited liability company (as assignee and successor in interest to CALM.COM, INC.), or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of two million five hundred thousand Dollars ($2,500,000) on May 31, 2022 (the “Maturity Date”) or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest, if any, to the Holder on the aggregate unconverted and then outstanding principal amount of this Note in accordance with the provisions hereof.

This Note is subject to the following additional provisions:

Section 1.    Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (b) the following terms shall have the following meanings:

“Alternate Consideration” shall have the meaning set forth in Section 5(e).

“Bankruptcy Event” means any of the following events: (a) Borrower or any Subsidiary thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to Borrower or any Subsidiary thereof, (b) there is commenced against Borrower or any Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) Borrower or any Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) Borrower or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) Borrower or any Subsidiary thereof makes a general assignment for the benefit of creditors, (f) Borrower or any Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts or (g) Borrower or any Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Base Conversion Price” shall have the meaning set forth in Section 5(b).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 4(c)(v).

“Change of Control Transaction” means, other than by means of conversion or exercise of the Note and the Securities issued together with the Note, the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of Borrower, by contract or otherwise) of in excess of 50% of the voting securities of Borrower, (b) Borrower merges into or consolidates with any other Person, or any Person merges into or consolidates with Borrower and, after giving effect to such transaction, the stockholders of Borrower immediately prior to such transaction own less than 50% of the aggregate voting power of Borrower or the successor entity of such transaction, (c) Borrower sells or transfers all or substantially all of its assets to another Person and the stockholders of Borrower immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a three year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), or (e) the execution by Borrower of an agreement to which Borrower is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Conversion” shall have the meaning ascribed to such term in Section 4.

“Conversion Date” shall have the meaning set forth in Section 4(a).

“Conversion Price” shall have the meaning set forth in Section 4(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of this Note in accordance with the terms hereof.

“Dilutive Issuance” shall have the meaning set forth in Section 5(e).

“Equity Conditions” means, during the period in question, (a) Borrower shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the applicable Holder on or prior to the dates so requested or required, if any, (b) Borrower shall have paid all liquidated damages and other amounts owing to the applicable Holder in respect of this Note and the other Transaction Documents, (c) (i) there is an effective registration statement pursuant to which the Holders are permitted to utilize the prospectus thereunder to resell all of the Underlying Common Shares (and Borrower believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future), or (ii) all of the Underlying Common Shares (and shares issuable in lieu of cash payments of interest) may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements as confirmed by counsel to Borrower in a written opinion letter to such effect, addressed and acceptable to the Borrower’s Transfer Agent and the affected Holders, (d) the Common Stock is trading on the Nasdaq Capital Market and all of the shares issuable pursuant to the Transaction Documents are listed or quoted for trading on such Trading Market (and Borrower believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (e) there is a sufficient number of authorized, but unissued and otherwise unreserved, shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents, (f) an Event of Default has not occurred, whether or not such Event of Default has been cured (other than an Event of Default set forth in clause (xv) of the definition of Event of Default which has been cured), (g) there is no existing event which, with the passage of time or the giving of notice, would constitute an Event of Default, (h) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated, (i) the applicable Holder is not in possession of any information provided by Borrower that constitutes, or may constitute, material non-public information and (j) a Public Information Failure is not pending.

“Event of Default” shall have the meaning set forth in Section 8(a).

“Fundamental Transaction” shall have the meaning set forth in Section 5(d).

“Interest Payment Date” shall have the meaning set forth in Section 2(a).

“Mandatory Default Amount” means the sum of (a) the greater of (i) the outstanding principal amount of this Note divided by the Conversion Price on the date the Mandatory Default Amount is either (A) demanded (if demand or notice is required to create an Event of Default) or otherwise due or (B) paid in full, whichever has a lower Conversion Price, multiplied by the VWAP on the date the Mandatory Default Amount is either (x) demanded (if demand or notice is required to create an Event of Default) or otherwise due or (y) paid in full, whichever has a higher VWAP, or (ii) 120% of the outstanding principal amount of this Note and (b) all other amounts, costs, expenses and liquidated damages due in respect of this Note.

“New York Courts” shall have the meaning set forth in Section 10(d).

“Note Register” shall have the meaning set forth in Section 2(c).

“Notice of Conversion” shall have the meaning set forth in Section 4(a).

“Original Issue Date” means the date of the first issuance of the Note, regardless of any transfers of any Note and regardless of the number of instruments which may be issued to evidence such Notes.

“Permitted Indebtedness” means (a) any unsecured liabilities for borrowed money or amounts owed ranking pari passu or junior to this Note not in excess of $1,000,000 in the aggregate (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Borrower’s consolidated balance sheet (or the notes thereto) not affecting more than $1,000,000 in the aggregate, except guaranties, endorsements and other contingent obligations in respect of letters of credit, bank guarantees or similar instruments in the ordinary course of business relating to leases which shall not be subject to the $1,000,000 threshold set forth in this clause (b) above; (c) the present value of any lease payments due under leases entered into in the ordinary course of business required to be capitalized in accordance with GAAP; (d) purchase money indebtedness incurred after the date of this Agreement in connection with the acquisition of capital assets up to the purchase price of such assets; (e) any liabilities for borrowed money which in the aggregate with all Indebtedness under this clause (e) and clause (f) does not exceed $11,000,000 in aggregate principal amount, and which, for the avoidance of doubt, shall include the Senior Indebtedness; provided, that any Indebtedness incurred under this clause (e) after the date hereof shall be unsecured and shall rank pari passu or junior to this Note; (f) any liabilities for borrowed money secured by the credit card receipts of the location or locations to which American Express or any other nationally recognized credit company extends credit, which shall not in the aggregate with all Indebtedness under clause (e) and this clause (f) exceed $11,000,000 in aggregate principal amount; (g) Indebtedness incurred in connection with the construction and development of new XpresSpa locations, provided that (i) such Indebtedness is secured only by the assets of the Subsidiary which owns and/or operates such location and only in the assets of such location, and (ii) the Indebtedness is not guaranteed by the Borrower or any other Subsidiary of the Borrower; and (h) Indebtedness incurred in connection with the Purchase Agreement and this Note.

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of the Borrower’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Borrower’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of Borrower and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Liens, and (c) Liens existing on the date hereof incurred in connection with Permitted Indebtedness under clause (b) and clause (e) thereunder, (d) Liens incurred in connection with Permitted Indebtedness under clause (c) thereunder provided that such Liens are not secured by assets of the Borrower or its Subsidiaries other than the assets so acquired or leased, (e) Liens incurred in connection with Permitted Indebtedness under clause (f) of the definition of “Permitted Indebtedness,” provided that such Liens are not secured by assets of the Borrower or its Subsidiaries other than the credit card receipts of the location or locations to which a credit card company extends credit, (f) Liens incurred in connection with the construction, development and/or remodeling of existing XpresSpa locations, provided that such Liens only relate to the assets of the Subsidiary which owns and/or operates such location and only in the assets of such location with respect to such construction, development and/or remodeling, (g) Liens to the extent arising solely from the filing of protective Uniform Commercial Code financing statements in respect of equipment leased to the Borrower or any Subsidiary in the ordinary course of its business under true, as opposed to finance, leases, only up to the value of such leased equipment, (h) Liens securing the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, and other obligations of like nature, in each case in the ordinary course of business, (i) any interest or title of a lessor of real property secured by a lessor’s interest in such real property under any lease, (j) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business, and (k) Liens incurred in connection with Permitted Indebtedness under clause (g) of the definition of “Permitted Indebtedness,” provided that such Liens are not secured by assets of the Borrower or its Subsidiaries other than the assets of the Subsidiary which owns such location and only in the assets of such location.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of July 8, 2019 among Borrower and the original Holder, as amended, modified or supplemented from time to time in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 4(c)(ii)).

“Subsequent Financing” means the closing of an offering of the Borrower’s Common Stock, preferred stock, other equity or debt, in one or more tranches upon which the Borrower receives gross cash proceeds of ten million dollars or more.

“Successor Entity” shall have the meaning set forth in Section 5(e).

“Trading Day” means a day on which the principal Trading Market of the Borrower is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board, the OTCQB, or the OTCQX (or any successors to any of the foregoing).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if any of the NASDAQ markets or exchanges is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported on the OTCQX, OTCQB or OTC Pink Marketplace maintained by the OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the volume weighted average price of the Common Stock on the first such facility (or a similar organization or agency succeeding to its functions of reporting prices), or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to Borrower, the fees and expenses of which shall be paid by Borrower.

Section 2.      Interest, Payment and General Provisions.

(a)       Interest in Cash or in Kind. Holder shall be entitled to receive, and Borrower shall pay, cumulative interest on the outstanding principal amount of this Note compounded monthly at the annual rate of five percent (5%) (as subject to increase as set forth in this Note) from the Original Issue Date through the Maturity Date. Interest shall be payable in arrears on the last day of each February, May, August and November during the period beginning on the Original Issue Date and ending on, and including, the Maturity Date (each an “Interest Payment Date”). Interest shall be payable on each Interest Payment Date in cash, or at the election of the Borrower, such interest may be paid in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, or a combination thereof (the amount to be paid in shares of Common Stock, the “Interest Share Amount”). If any Interest Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day. The Interest Share Amount will be determined by dividing the amount of interest on the subject Interest Payment Date by the then applicable Conversion Price. The Holder shall have the same rights and remedies with respect to the delivery of any such Interest Share Amount as if such shares were being issued pursuant to a voluntary conversion pursuant to Section 4(a). Borrower must give Holder not less than five (5) Trading Days’ notice prior to an Interest Payment Date of Borrower’s intention to pay interest as an Interest Share Amount in lieu of cash. Borrower may not pay interest by delivery of an Interest Share Amount without the consent of the Holder in the event that the Equity Conditions are not in effect on each day commencing ten (10) Trading Days prior to the relevant Interest Payment Date through the date the Interest Share Amount is delivered to the Holder or if a Public Information Failure has occurred during such period.

(b)       Maturity Date Payment. On the Maturity Date, the Holder shall surrender the Note to Borrower and Borrower shall pay to the Holder an amount in cash representing the outstanding principal balance of this Note plus any accrued and unpaid interest plus any other amounts owing under this Note other than principal and interest, including fees and damages, if any.

(c)       Payment Grace Period. The Borrower shall not have any grace period to pay any monetary amounts due under this Note.

(d)       Conversion Privileges. The Conversion Rights set forth in Section 4 shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default. This Note shall be payable in full on the Maturity Date, unless previously converted into Common Stock in accordance with Section 4 hereof.

(e)       Application of Payments. Interest on this Note shall be calculated on the basis of a 360-day year and actual number of days elapsed. Payments made in connection with this Note shall be applied first to amounts due hereunder other than principal and interest, thereafter to interest and finally to principal.

(f)       Manner and Place of Payment. Principal and interest on this Note and other payments in connection with this Note shall be payable at the Holder’s offices as designated above in lawful money of the United States of America in immediately available funds without set-off, deduction or counterclaim. Upon assignment of the interest of Holder in this Note, Borrower shall instead make its payment pursuant to the assignee’s instructions upon receipt of written notice thereof. Except as set forth herein, this Note may not be prepaid or mandatorily converted without the consent of the Holder.

Section 3.      Registration of Transfers and Exchanges.

(a)       Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

(b)       Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

(c)       Reliance on Note Register. Prior to due presentment for transfer to Borrower of this Note, Borrower and any agent of Borrower may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither Borrower nor any such agent shall be affected by notice to the contrary.

Section 4.      Conversion.

(a)       Voluntary Conversion. At any time after the Original Issue Date until this Note is no longer outstanding, this Note, including interest accrued hereon, shall be convertible, in whole or in part, into shares of Common Stock at the option of the Holder, at any time and from time to time. The Holder shall effect conversions by delivering to Borrower a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the principal amount of this Note and accrued interest, if any, to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to Borrower unless the entire principal amount of this Note has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable conversion. The Holder and Borrower shall maintain records showing the principal amount(s) converted and the date of such conversion(s). Borrower may deliver an objection to any Notice of Conversion within one (1) Business Day of delivery of such Notice of Conversion. In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. The Holder, and any assignee by acceptance of this Note, acknowledges and agrees that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof.

(b)       Conversion Price. The conversion price for the principal and interest, if any, in connection with voluntary conversions by the Holder shall be equal to $0.175, subject to adjustment herein (the “Conversion Price”).

(c)       Mechanics of Conversion.

(i)       Conversion Shares Issuable Upon Conversion of Principal Amount. The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Note to be converted plus accrued interest, if any, elected by the Holder to be converted by (y) the Conversion Price.

(ii)       Delivery of Certificate Upon Conversion. Not later than two (2) Trading Days after each Conversion Date (the “Share Delivery Date”), Borrower shall deliver, or cause to be delivered, to the Holder a certificate or certificates (or book entry entitlements recorded in the books and records of the Transfer Agent) representing the number of Conversion Shares being acquired upon such conversion of all or part of this Note.

(iii)       Failure to Deliver Certificates. If, in the case of any Notice of Conversion, such certificate or certificates (or book entry entitlements) are not delivered to or as directed by the Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to Borrower at any time on or before its receipt of such certificate or certificates, to rescind such Conversion, in which event Borrower shall promptly return to the Holder any original Note delivered to Borrower and the Holder shall promptly return to Borrower the Common Stock certificates issued to such Holder pursuant to the rescinded Notice of Conversion.

(iv)       Obligation Absolute; Partial Liquidated Damages. Borrower’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to Borrower or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of Borrower to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by Borrower of any such action Borrower may have against the Holder. In the event the Holder of this Note shall elect to convert any or all of the outstanding principal amount hereof, Borrower may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and or enjoining conversion of all or part of this Note shall have been sought and obtained, and Borrower posts a surety bond for the benefit of the Holder in the amount of 150% of the outstanding principal amount of this Note, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to the Holder to the extent it obtains judgment. In the absence of such injunction, Borrower shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion. If Borrower fails for any reason to deliver to the Holder such certificate or certificates (or book entry entitlements) pursuant to Section 4(c)(ii)) by the Share Delivery Date, Borrower shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of principal amount being converted, $10 per Trading Day (increasing to $20 per Trading Day on the fifth (5th) Trading Day after such liquidated damages being to accrue) for each Trading Day after such Share Delivery Date until such certificates are delivered or Holder rescinds such conversion. Nothing herein shall limit Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 8 hereof for Borrower’s failure to deliver Conversion Shares within the period specified herein and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(v)       Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if Borrower fails for any reason to deliver to the Holder such certificate or certificates by the Share Delivery Date pursuant to Section 4(c)(ii)), and if after such Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder or Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of Underlying Common Shares in respect of Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then Borrower shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount, if any, by which (x) the Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that the Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Holder, either reissue (if surrendered) this Note in a principal amount equal to the principal amount of the attempted conversion (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued if Borrower had timely complied with its delivery requirements under Section 4(c)(ii)). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Note with respect to which the actual sale price of the Underlying Common Shares in respect of Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, Borrower shall be required to pay the Holder $1,000. The Holder shall provide Borrower written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of Borrower, evidence of the amount of such loss. Nothing herein shall limit Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Borrower’s failure to timely deliver certificates representing shares of Common Stock upon conversion of this Note as required pursuant to the terms hereof.

(vi)       Reservation of Shares Issuable Upon Conversion. Borrower covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of this Note as herein provided free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder, not less than 100% of the aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5) upon the conversion of the then outstanding principal amount of this Note plus interest which has accrued and would accrue on such principal amount assuming such principal amount was not converted through the Maturity Date. Borrower covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(vii)       Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, Borrower shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(viii)      Transfer Taxes and Expenses. The issuance of certificates (or book entry entitlements) for shares of the Common Stock on conversion of this Note shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that, Borrower shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of this Note so converted and Borrower shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to Borrower the amount of such tax or shall have established to the satisfaction of Borrower that such tax has been paid. Borrower shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion.

(d) Conversion Limitations. The Borrower shall not effect, and Holder shall not have the right to convert, this Note, to the extent that after giving effect to the conversion set forth on the applicable notice of conversion, the Holder (together with the Holder’s Affiliates, and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates, collectively, together with Holder, the “Holder Group”) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder Group shall include the number of shares of Common Stock issuable upon conversion of the Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted principal amount of this Note into shares of Common Stock beneficially owned by the Holder Group and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Borrower subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder Group. Except as set forth in the preceding sentence, for purposes of this Section 4(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 4(d) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder Group) and of which amount of this Note is convertible into Common Stock, shall be in the sole discretion of the Holder, and the submission of a notice of conversion shall be deemed to be the Holder’s determination of whether this Note may be converted (in relation to other securities owned by the Holder Group) and which amount of this Note is convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Lender will be deemed to represent to the Borrower each time it delivers a notice of conversion that such notice of conversion has not violated the restrictions set forth in this paragraph and Borrower shall not have any obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4(d), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) Borrower’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (ii) a more recent public announcement by Borrower or (iii) a more recent written notice by Borrower or Borrower’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of Holder, Borrower shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of Holder by the Holder Group since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of any shares of Common Stock upon conversion of this Note as requested by the Holder in a notice of conversion. The Holder may decrease the Beneficial Ownership Limitation at any time and the Holder, upon not less than 61 days’ prior notice to the Borrower, may increase the Beneficial Ownership Limitation provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of any shares of Common Stock upon conversion of this Note as requested by the Holder in a notice of conversion and the Beneficial Ownership Limitation provisions of this Section 4(d) shall continue to apply. Any such increase will not be effective until the 61st day after such notice is delivered to the Borrower and will apply only to the Holder Group, in the aggregate, and shall not apply to any other Person. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(d) to the extent necessary to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. No prior inability to convert any portion of this Note pursuant to this Section 4(d) shall have any effect on the applicability of the provisions hereof with respect to any subsequent determination of ability to convert. The limitations contained in this paragraph shall apply to a successor holder of this Note. Notwithstanding anything herein to the contrary, in no event shall this Section 4(d) in any way limit the Borrower’s ability to pay any interest payable pursuant to this Note in shares of Common Stock pursuant to Section 2(a) herein.

Section 5.      Certain Adjustments.

(a)       Stock Dividends and Stock Splits. If Borrower, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by Borrower upon conversion of the Note), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of Borrower, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of Borrower) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)       Subsequent Equity Sales. In addition to the reductions of the Conversion Price described in Section 5(a), if, at any time while this Note is outstanding, the Borrower or any Subsidiary, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire Common Stock at an effective price per share that is lower than the Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price, in each case subject to adjustment for reverse and forward stock splits and the like. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustment will be made under this Section 5(b) in respect of an Exempt Issuance. If the Borrower enters into a Variable Rate Transaction despite the prohibition set forth in the Purchase Agreement, the Borrower shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion price at which such securities may be converted or exercised. The Borrower shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 5(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Borrower provides a Dilutive Issuance Notice pursuant to this Section 5(b), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

(c)       Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 5(a) and (b) above, if at any time Borrower grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note and further conversion of such Conversion Shares into Common Stock (without regard to any limitations on conversion hereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(d)       Pro Rata Distributions. During such time as this Note is outstanding, if Borrower shall declare or make any dividend whether or not permitted, or makes any other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Note, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note and further conversion of such Conversion Shares into Common Stock (without regard to any limitations on conversion hereof) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

(e)       Fundamental Transaction. If, at any time while this Note is outstanding, (i) Borrower, directly or indirectly, in one or more related transactions, effects any merger or consolidation of Borrower with or into another Person, (ii) Borrower, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by Borrower or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) Borrower, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) Borrower, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of Borrower, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock acquirable upon complete conversion of this Note and further conversion of such Conversion Shares into Common Stock immediately prior to such Fundamental Transaction. For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of five (5) shares of Common Stock in such Fundamental Transaction, and Borrower shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. Borrower shall cause any successor entity in a Fundamental Transaction in which Borrower is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of Borrower under this Note and the other Transaction Documents (as defined in the Purchase Agreement) in accordance with the provisions of this Section 5(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Note, deliver to the Holder in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable upon complete conversion of this Note and further conversion of such Conversion Shares into Common Stock (without regard to any limitations on the conversion of this Note) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Note immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Borrower” shall refer instead to the Successor Entity), and may exercise every right and power of Borrower and shall assume all of the obligations of Borrower under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as Borrower herein.

(f)       Voluntary Adjustment by the Borrower. The Borrower may at any time during the term of this Note reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

(g)       Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of Borrower) issued and outstanding.

(h)       Notice to the Holder.

(i)        Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5, Borrower shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii)       Notice to Allow Conversion by Holder. If (A) Borrower shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) Borrower shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) Borrower shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of Borrower shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which Borrower is a party, any sale or transfer of all or substantially all of the assets of Borrower, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) Borrower shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of Borrower, then, in each case, Borrower shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Note Register, at least ten (10) Trading Days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding Borrower or any of the Subsidiaries, Borrower shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert this Note during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 6.     Prepayment and Redemption. This Note may not be prepaid, redeemed or mandatorily converted without the consent of the Holder except as follows:

(a)       Mandatory Repayment Offer. In connection with a Subsequent Financing conducted pursuant to a Form S-3 registration statement, Borrower shall, on a Trading Day, at least two (2) hours prior to Borrower’s receipt of the proceeds of such Subsequent Financing, offer in writing (the “Offer Notice”) to the Holder the right to receive out of the net proceeds of such Subsequent Financing to be applied in satisfaction of up to 100% of the then-outstanding Principal Amount and accrued but unpaid interest designated by Holder. In connection with a Subsequent Financing not involving a Form S-3 registration statement, Borrower shall provide the Offer Notice not later than five (5) Trading Days before the closing of the Subsequent Financing. Holder must notify the Borrower within four (4) Trading Days of receipt of the Offer Notice if such Holder elects to exercise the right to receive repayment out of the Subsequent Financing net proceeds. If Holder’s notice to elect to receive payment is received at least one (1) Trading Day prior to the closing of the Subsequent Financing, the amount required to be paid to Holder must be paid to Holder not later than the closing of the Subsequent Financing. If Holder’s notice to receive payment is not given to Borrower at least one (1) Trading Day prior to the closing of the Subsequent Financing, then payment must be made to the Holder not later than five (5) Trading Days after the closing of the Subsequent Financing.

(b)       Optional Prepayment. If the VWAP of the Common Stock is equal to or greater than one hundred and fifty percent (150%) of the Conversion Price then in effect for at least 20 consecutive Trading Days, including the Trading Day immediately preceding the date on which Borrower provides the related Notice of Redemption (as defined below), Borrower will have the option of prepaying, in whole but not in part, the outstanding Principal Amount of this Note (“Optional Redemption”) by paying to the Holder a sum of money in cash equal to one hundred and ten percent (110%) of the Principal Amount to be redeemed, together with accrued but unpaid interest thereon, if any, and any and all other sums due, accrued or payable to the Holder arising under this Note through the Redemption Payment Date, as defined below (the “Redemption Amount”). The Borrower’s election to exercise its right to prepay this Note must be by notice in writing (“Notice of Redemption”). The Notice of Redemption shall specify the date for such Optional Redemption (the “Redemption Payment Date”), which date shall be a date certain not sooner than ten (10) Trading Days after Holder receives the Notice of Redemption (the “Redemption Period”). In addition to the VWAP condition specified in the first sentence of this clause (b), a Notice of Redemption, if given, must be given within two Trading Days following thirty (30) consecutive Trading Days during which all of the Equity Conditions have been satisfied each day (other than the Equity Conditions set forth in clause (c) thereunder). A Notice of Redemption shall not be effective with respect to any portion of the Principal Amount for which the Holder has previously delivered an election to convert, nor for conversions initiated or made by the Holder during the Redemption Period. On the Redemption Payment Date, the Redemption Amount, less any cash portion of the Redemption Amount against which the Holder has exercised its conversion rights, shall be paid to the Holder in immediately available funds. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then (i) such Notice of Redemption will, at the election of the Holder, be null and void, (ii) the Borrower will not have the right to deliver another Notice of Redemption, and (iii) Borrower’s failure may be deemed by Holder to be a non-curable Event of Default. In the event the Equity Conditions cease to be satisfied prior to the payment of the Redemption Amount, the Holder may, upon written notice to the Borrower at any time prior to the payment of the Redemption Amount, cancel the Notice of Redemption.

Section 7.     Negative Covenants. As long as any portion of this Note remains outstanding, unless the holders of at least 51% in principal amount of the then outstanding Notes shall have otherwise given prior written consent. Borrower shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

(a)       other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(b)       other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(c)       other than in connection with a reverse stock split approved by the Borrower’s stockholders, amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;

(d)       repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or Common Stock Equivalents other than at a de minimis price or as to the Conversion Shares as permitted or required under the Transaction Documents;

(e)       redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than the Note and with respect to the Senior Indebtedness only with funds derived from clause (f) of the definition of Permitted Indebtedness or with proceeds received from the sale of equity), whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness, the foregoing restriction shall also apply to Permitted Indebtedness from and after the occurrence of an Event of Default; provided that after May 31, 2020, Borrower may make regularly scheduled payments of interest and principal on the Rockmore Indebtedness in cash, if then-required to do so under the documents governing the Rockmore Indebtedness;

(f)       declare or make any dividend or other distribution of its assets or rights to acquire its assets to holders of shares of Common Stock, by way of return of capital or otherwise including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, liquidation, distribution, preferential payments in connection with any securities or debt issuances, corporate rearrangement, scheme of arrangement or other similar transaction;

(g)       issue any Common Stock or Common Stock Equivalents prohibited by Section 4.13 of the Purchase Agreement;

(h)      enter into any transaction with any Affiliate of Borrower which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of Borrower (even if less than a quorum otherwise required for board approval) other than any compensation as an employee or director of the Borrower; or

(i)       enter into any agreement with respect to any of the foregoing.

Section 8.      Events of Default.

(a)       “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)       any default in the payment of (A) the principal or interest amount of this Note or (B) liquidated damages and other amounts owing to Holder on the Note, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) which default, solely in the case of a default under clause (B) above, is not cured within 3 Trading Days after Borrower has become aware of such default;

(ii)       Borrower shall fail to observe or perform any other covenant or agreement in all material respects contained in the Note (other than a breach by Borrower of its obligations to deliver shares of Common Stock to the Holder upon conversion, which breach is addressed in clause (ix) below) which failure is not cured, if possible to cure, within the earlier to occur of (A) 5 Trading Days after notice of such failure sent by the Holder or by any Other Holder to Borrower and (B) 10 Trading Days after Borrower has become or should have become aware of such failure;

(iii)      a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents, including but not limited to, failure to strictly comply with the provisions of the Transaction Documents, or (B) any other material agreement, lease, document or instrument to which Borrower or any Subsidiary is obligated (and not covered by clause (vi) below), which in the case of subsection (B) would reasonably be expected to have a Material Adverse Effect;

(iv)      any representation or warranty made in this Note, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any Other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

(v)       Borrower or any Subsidiary shall be subject to a Bankruptcy Event;

(vi)      Borrower or any Subsidiary shall default on all or any part of the Senior Indebtedness and the maturity date of such Senior Indebtedness shall have been accelerated, or shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $100,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(vii)     Borrower shall be a party to any Change of Control Transaction or Fundamental Transaction or shall agree to sell or dispose of all or in excess of 50% of its assets in one transaction or a series of related transactions (whether or not such sale would constitute a Change of Control Transaction);

(viii)    [Reserved];

(ix)       Borrower shall fail for any reason to deliver certificates to Holder prior to the fifth Trading Day after a Conversion Date pursuant to Section 4(c) or Borrower shall provide at any time notice to the Holder, including by way of public announcement, of Borrower’s intention to not honor requests for conversions of any Notes in accordance with the terms hereof;

(x)       the occurrence of an Event of Default under any denomination or subdivision of this Note transferred to any other Person pursuant to Section 3;

(xi)       any monetary judgment, writ or similar final process shall be entered or filed against Borrower, any subsidiary or any of their respective property or other assets for more than $100,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 90 calendar days;

(xii)      any dissolution, liquidation or winding up by Borrower or a material Subsidiary of a substantial portion of their business;

(xiii)     cessation of operations by Borrower or a material Subsidiary;

(xiv)     the failure by Borrower or any material Subsidiary to maintain any material intellectual property rights, personal, real property, equipment, leases or other assets which are necessary to conduct its business (whether now or in the future) and such breach is not cured with twenty (20) days after written notice to the Borrower from the Holder, it being understood and agreed that the Borrower’s intellectual property rights, personal, real property, equipment, leases or other assets related to its legacy intellectual property business are not material for these purposes;

(xv)      an event resulting in the Common Stock no longer being listed or quoted on a Trading Market;

(xvi)     a Commission or judicial stop trade order or suspension from the Borrower’s principal Trading Market;

(xvii)    the restatement after the date hereof of any financial statements filed by the Borrower with the Commission for any date or period from two years prior to the Original Issue Date and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statements, have constituted a Material Adverse Effect. For the avoidance of doubt, any restatement related to new accounting pronouncements shall not constitute a default under this Section;

(xviii)   [Reserved];

(xix)     a failure by Borrower to notify Holder of any material event of which Borrower is obligated to notify Holder pursuant to the terms of this Note or any other Transaction Document;

(xx)      a default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and Holder are parties, or the occurrence of an event of default under any such other agreement to which Borrower and Holder are parties which is not cured after any required notice and/or cure period; or

(xxi)     any material provision of any Transaction Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Borrower, or the validity or enforceability thereof shall be contested by Borrower, or a proceeding shall be commenced by Borrower or any governmental authority having jurisdiction over Borrower or Holder, seeking to establish the invalidity or unenforceability thereof, or Borrower shall deny in writing that it has any liability or obligation purported to be created under any Transaction Document

The foregoing notwithstanding, the occurrence of a Public Information Failure is not an Event of Default.

In the event more than one grace, cure or notice period is applicable to an Event of Default, then the shortest grace, cure or notice period shall be applicable thereto.

(b)       Remedies Upon Event of Default, Fundamental Transaction and Change of Control Transaction. If any Event of Default or a Fundamental Transaction or a Change of Control Transaction occurs, the outstanding principal amount of this Note, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash at the Mandatory Default Amount. Commencing on the Maturity Date and also five (5) days after the occurrence of any Event of Default interest on this Note shall accrue at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law. Upon the payment in full of the Mandatory Default Amount, the Holder shall promptly surrender this Note to or as directed by Borrower. In connection with such acceleration described herein, the Holder need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 8(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 9.      [Reserved]

Section 10.    Miscellaneous.

(a)       Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or electronic mail, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received), (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, or (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient on a Business Day, and on the next Business Day if sent after normal business hours of the recipient on a non-Business Day, whichever shall first occur. The addresses for such communications shall be: (i) if to Borrower, to: XpresSpa Group, Inc., 254 West 31st Street, 11th Floor, New York, NY 10001, Attn: Douglas Satzman, CEO, email: notices@xpresspagroup.com, with a copy by email only to: Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Chrysler Center, 666 3rd Avenue, New York, NY 10017, Attn: Kenneth R. Koch, Esq., email: krkoch@mintz.com, and (ii) if to the Holder, to: B3D, LLC, 9935D Rea Road #317, Charlotte, NC 28277 or by email to daly2020@outlook.com.

(b)       Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of Borrower, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of Borrower. This Note ranks pari passu with all other Notes now existing (except as the Note may be expressly subordinated to such indebtedness pursuant to Section 11) or hereafter issued under the terms set forth herein.

(c)       Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, Borrower shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to Borrower.

(d)       Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding. This Note shall be deemed an unconditional obligation of Borrower for the payment of money and, without limitation to any other remedies of Holder, may be enforced against Borrower by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought. For purposes of such rule or statute, any other document or agreement to which Holder and Borrower are parties or which Borrower delivered to Holder, which may be convenient or necessary to determine Holder’s rights hereunder or Borrower’s obligations to Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.

(e)      Waiver. Any waiver by Borrower or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of Borrower or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by Borrower or the Holder must be in writing.

(f)       Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

(g)      Usury. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive Borrower from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and Borrower (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(h)      [Reserved]

(i)       Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(j)       Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(k)      Amendment. Unless otherwise provided for hereunder, this Note may not be modified or amended or the provisions hereof waived without the written consent of Borrower and the Holder.

(l)       Electronic Signature. In the event that the Borrower’s signature is delivered by PDF, electronic signature or other similar electronic means, such signature shall create a valid and binding obligation of the Borrower with the same force and effect as if such signature page were an original thereof.

Section 11.   Subordination.

(a)       Subordination. The indebtedness evidenced by this Note is subordinate and junior in right of payment to the prior payment in full of any Senior Indebtedness in existence as of the date of this Note. Any Person acquiring any denomination or subdivision of this Note transferred pursuant to Section 3 shall expressly acknowledge and agree to be bound by the subordination provisions of this Section 11.

(b)       No Payment on Note if Senior Indebtedness in Default. No payment on account of principal or interest on the Note shall be made unless full payment of amounts then due for principal, premium, if any, sinking funds and interest on all Senior Indebtedness has been made or duly provided for. No payment on account of principal or interest on the Note shall be made if, at the time of such payment or immediately after giving effect thereto, (i) there shall exist a default in the payment of principal, premium, if any, sinking funds or interest with respect to any Senior Indebtedness, or (ii) there shall have occurred an event of default (other than a default in the payment of principal, premium, if any, sinking funds or interest) with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holders thereof to accelerate the maturity thereof, and such event of default shall not have been cured or waived or shall not have ceased to exist.

(c)       Priority of Senior Indebtedness. In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization under the Federal Bankruptcy Code or any other similar applicable Federal or state law, or other similar proceedings in connection therewith, relative to Borrower or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of Borrower or assignment for the benefit of creditors or any other marshalling of assets of Borrower, whether or not involving insolvency or bankruptcy, then the holders of Senior Indebtedness shall be entitled to receive payment in full of all principal of and premium, if any, and interest on all Senior Indebtedness including interest on such Senior Indebtedness after the date of filing of a petition or other action commencing such proceeding before the Holder is entitled to receive any payment on account of the principal of or interest on the Note, and any payment or distribution of any kind or character which may be payable or deliverable in any such proceedings in respect of the Note, except securities which are subordinate and junior in right of payment to the payment of all Senior Indebtedness then outstanding, shall be paid by the person making such payment or distribution directly to the holders of Senior Indebtedness to the extent necessary to make payment in full of all Senior Indebtedness, after giving effect to any concurrent payment or distribution to the holders of Senior Indebtedness. In the event that any payment or distribution of cash, property or securities shall be received by the Holder in contravention this Section before all Senior Indebtedness is paid in full, or provision made for the payment thereof, such payment or distribution shall be held in trust for the benefit of and shall be paid over to the holders of such Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture under which any instrument evidencing any of such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay in full all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

(d)       Borrower to Give Notice of Certain Events; Reliance. Borrower shall give prompt written notice to Holder of any insolvency or bankruptcy proceedings, any receivership, liquidation, reorganization under the Federal Bankruptcy Code or any other similar applicable Federal or state law, or similar proceedings and any proceedings for voluntary liquidation, dissolution or winding up of Borrower within the meaning of this Section. Upon any payment or distribution of assets of Borrower referred to in this Article, Holder shall be entitled to rely conclusively upon a certificate of the receiver, trustee in bankruptcy, liquidation trustee, agent or other person making such payment or distribution, delivered to Holders, for the purpose ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section. With respect to the holders of Senior Indebtedness, Holder undertakes to perform or to observe only such covenants and obligation as are specifically set forth in this Section and no implied covenants or obligations with respect to holders of Senior Indebtedness shall be read into this Note against the Holder. Holder does not have any fiduciary duties to holders of Senior Indebtedness.

(e)       Subrogation. Subject to the payment in full of all Senior Indebtedness, Holder shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of Borrower made on the Senior Indebtedness until the principal of and interest on the Note shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property or securities to which Holders would be entitled except for the provisions of this Section, and no payment over pursuant to the provisions of this Section to the holders of Senior Indebtedness by Holder shall, as between Borrower, its creditors other than the holders of Senior Indebtedness, and Holder, be deemed to be a payment by Borrower to or on account of Senior Indebtedness, and no payments or distributions to Holder of cash, property or securities payable or distributable to the holders of the Senior Indebtedness to which Holder shall become entitled pursuant to the provisions of this Section, shall, as between Borrower, its creditors other than the holders of Senior Indebtedness, and Holder, be deemed to be a payment by Borrower to Holder of or on account of the Note.

(f)       Borrower Obligation to Pay Unconditional. The provisions of this Section are solely for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand, and Holder on the other hand, and nothing herein shall impair, as between Borrower and Holder, the obligation of Borrower, which is unconditional and absolute, to pay to the Holder thereof the principal thereof and premium, if any, and interest thereon and any other amounts owing under, if any, in accordance with the terms of the Note nor shall anything herein prevent Holder from exercising all remedies otherwise permitted by applicable law or under the Note upon default under the Note, subject to the rights of holders of Senior Indebtedness under the provisions of this Section to receive cash, property or securities otherwise payable or deliverable to the Holder.

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(Signature Pages Follows)

IN WITNESS WHEREOF, each of Borrower and Holder has caused this Note to be signed in its name by an authorized officer as of the 22nd day of April, 2020.

XPRESSPA GROUP, INC.

By:	/s/ Douglas Satzman
	Name:	Douglas Satzman
	Title:	CEO

B3D, LLC

By:	/s/ Brian Daly
	Name:	Brian Daly
	Title:	Manager

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the Convertible Note due May 31, 2022 of XpresSpa Group, Inc., a Delaware corporation (the “Borrower”), into shares of Common Stock (the “Common Stock”), of Borrower according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by Borrower in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion:_________________________________

Principal Amount of Note to be Converted: $___________________

Accrued Interest to be Converted, if any: $____________________

Conversion Price: $______________________________________

Number of shares of Common Preferred Stock to be issued:________

Signature:_____________________________________________

Name:________________________________________________

Address for Delivery of Common Stock Certificates:
_____________________________________________________
_____________________________________________________
_____________________________________________________